                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            ----------------------

                                  FORM 8-K/A
                                AMENDMENT NO.1

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  APRIL 20, 1995

                            PIONEER COMPANIES, INC.
            (Exact name of Registrant as specified in its charter)


          DELAWARE                   1-9859                 06-1215192
(State or other jurisdiction       (Commission            (IRS Employer
     of incorporation)             File Number)         Identification No.)




165 Mason Street, Greenwich, Connecticut                      06830
(Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code:  203-629-3088


                                Not applicable
         (Former name or former address, if changed from last report)

     Pioneer Companies, Inc. ("PCI" or the "Company") filed a Form 8-K dated April 20, 1995 reporting its acquisition of all of the outstanding stock and other common equity interests of Pioneer Americas, Inc., a Delaware corporation ("Pioneer").

     The Company is amending Item 7(a) of the Form 8-K reporting the above-referenced transaction. In accordance with Item 7(b)(2) of Form 8-K, the Company is also filing pro forma financial information giving effect to the acquisition of Pioneer, within 60 days of the required filing date of the Form 8-K reporting the above-referenced transaction.

ITEM 7.  Financial Statements and Exhibits.

     (a)  Financial Statements of Business Acquired

          Independent Auditors' Reports

          Consolidated Balance Sheets at
           December 31, 1994 and 1993 and
           March 31, 1995 (Unaudited)

          Consolidated Statements of Operations
           for the Years Ended December 31, 1994,
           1993 and 1992 and for the Three Month Periods
           Ended March 31, 1995 and 1994 (Unaudited)

          Consolidated Statements of Stockholders'
           Equity for the Years Ended December 31,
           1994, 1993 and 1992 and for the Three Month
           Period Ended March 31, 1995 (Unaudited)

          Consolidated Statements of Cash Flows for the Years Ended December 31, 1994, 1993 and 1992 and for the Three Month Periods
           Ended March 31, 1995 and 1994 (Unaudited)

          Notes to Consolidated Financial Statements for the Years Ended December 31, 1994,
           1993 and 1992 and for the Three Month Periods
           Ended March 31, 1995 and 1994 (Unaudited)

          (b) Pro Forma Financial Information

          Pro forma financial information, including an Unaudited Pro Forma Combined Balance Sheet as of March 31, 1995 and Unaudited Pro Forma Combined Income Statements, for the year ended December 31, 1994 and for the quarter ended March 31, 1995, and Notes to the foregoing are filed herewith.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Pioneer Americas, Inc.

  We have audited the accompanying consolidated balance sheets of Pioneer Americas, Inc. (the "Company"), as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. Our audits also included the financial statement schedule II. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits. The financial statements of certain of the Company's investments (as described in Note 3) have been audited by other auditors whose reports have been furnished to us; insofar as our opinion on the consolidated financial statements relates to data included for these investments, it is based solely on their reports.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

 In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pioneer Americas, Inc., at December 31, 1994 and 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

Ernst & Young LLP
Houston, Texas
February 28, 1995
(except for Note 14, as to which the
date is April 20, 1995)

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Basic Investments, Inc.
Henderson, Nevada

We have audited the accompanying combined balance sheets of Basic Investments, Inc. and affiliates (the Company) as of December 31, 1994 and 1993, and the related combined statements of income, equity and cash flows for each of the two years then ended, and the seven month period ended December 31, 1992. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Basic Investments, Inc. and affiliates as of December 31, 1994 and 1993, and the results of its combined operations and cash flows for each of the two years then ended, and the seven month period ended December 31, 1992, in conformity with generally accepted accounting principles.


                                                  Piercy, Bowler, Taylor & Kern
                             CERTIFIED PUBLIC ACCOUNTANTS AND BUSINESS ADVISORS
                                                     A PROFESSIONAL CORPORATION

Las Vegas, Nevada
January 30, 1995

                             PIONEER AMERICAS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                               December 31
                                                          March 31    -----------------------------
    1995                                                                   1994           1993
- -------------                                                         -------------- --------------
                                                         (Unaudited)
Assets
Current assets:
Cash...................................................     $972,318    $ 3,310,156    $ 1,768,983
Accounts receivable, less allowance for doubtful
accounts of $2,037,451 and $520,703 at December 31,
1994 and 1993, and $2,017,269 at March 31, 1995
(Note 7)...............................................   28,099,933     26,169,548     20,141,727
Inventories (Notes 2 and 6)............................   13,131,766     12,236,534      8,146,545
Due from affiliates (Notes 3 and 10)...................           -              -         181,435
Income taxes receivable (Note 8).......................           -              -       2,738,037
Prepaid expenses.......................................    1,282,973      1,845,165      1,832,350
                                                        ------------- -------------- --------------
Total current assets...................................   43,486,990     43,561,403     34,809,077
Property, plant, and equipment, at cost (Note 6):
Land...................................................   11,203,341     11,203,341     11,662,341
Buildings and improvements.............................   14,155,170     13,890,455     13,177,599
Machinery and equipment................................  108,474,992    107,856,712    103,440,833
Cylinders and tanks....................................    4,337,038      4,337,038      4,186,309
Construction in progress...............................    4,856,022      3,392,132      2,541,029
                                                        ------------- -------------- --------------
                                                         143,026,563    140,679,678    135,008,111
Less accumulated depreciation..........................  (59,144,014)   (56,267,113)   (45,709,157)
                                                        ------------- -------------- --------------
                                                          83,882,549     84,412,565     89,298,954
Investment in Victory Valley Land Company, L.P. (VVLC)
(Notes 3 and 6)........................................    1,955,095      1,611,642      1,581,859
Investment in Basic Investments, Inc. (BII) (Notes 3
and 6).................................................   15,573,042     15,704,620     15,551,126
Other assets, net of accumulated amortization of
$11,301,753 and $9,692,711 at December 31, 1994 and
1993, and $11,838,737 at March 31, 1995 (Notes 6
and 9).................................................    9,157,868      9,196,765      6,879,162
Goodwill, net of accumulated amortization of $2,722,117
and $2,090,004 at December 31, 1994 and 1993, and
$2,890,855 at March 31, 1995...........................    9,875,426     10,044,164     10,518,233
                                                        ------------- -------------- --------------
Total assets........................................... $163,930,970  $ 164,531,159  $ 158,638,411
                                                        ============= ============== ==============

                            See accompanying notes.

                             PIONEER AMERICAS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                              December 31
                                                         March 31    -----------------------------
    1995                                                                  1994           1993
- -------------                                                        -------------- --------------
                                                        (Unaudited)

Liabilities and stockholders' equity
Current liabilities:
Accounts payable......................................  $14,732,998   $ 13,103,491    $ 9,641,249
Accrued liabilities (Note 4)..........................   12,076,521     16,547,849     13,086,689
Returnable deposits...................................    3,289,043      3,422,938      1,189,203
Future tax effects (Note 8)...........................    2,781,438      2,781,438      2,846,726
Current maturities of long-term debt (Note 6).........    3,842,289     12,056,377     13,565,820
                                                       ------------- -------------- --------------
Total current liabilities.............................   36,722,289     47,912,093     40,329,687
Long-term debt, less current maturities (Note 6)......   46,500,000     36,757,350     47,016,144
Returnable deposits...................................    3,619,289      3,788,013      3,788,013
Accrued pension and other employee benefits (Note 5)..   11,139,497     10,794,336     10,007,493
Future tax effects (Note 8)...........................   19,798,852     19,798,852     21,560,590
Other long-term liabilities (Note 9)..................   12,599,299     13,327,071      9,088,266
Commitments and contingencies (Note 7)
Redeemable preferred stock (Note 11):
Redeemable cumulative preferred stock, $100 par value:
Authorized shares-100,000
Issued and outstanding shares-50,000..................    5,000,000      6,600,000      6,200,000
Less amount assigned to common stock warrant less
accretion of $622,225 and $522,669, and $647,114,
respectively, in 1994 and 1993, and $647,114 at
March 31, 1995........................................     (348,441)      (373,330)      (472,886)
                                                       ------------- -------------- --------------
Total redeemable preferred stock......................    4,651,559      6,226,670      5,727,114
Redeemable stock put warrants (Notes 6 and 12)........    2,183,576      2,824,571      1,400,000
Stockholders' equity (Note 13):
Common stock, $.01 par value:
Authorized shares-3,000,000
Issued and outstanding shares-1,509,343 and
1,452,716, respectively, in 1994 and 1993, and
1,509,343 at March 31, 1995...........................       15,093         15,093         14,527
Additional paid-in capital............................    4,186,348      4,186,348      4,027,788
Retained earnings.....................................   22,515,168     18,900,762     15,678,789
                                                       ------------- -------------- --------------
Total stockholders' equity............................   26,716,609     23,102,203     19,721,104
                                                       ------------- -------------- --------------
Total liabilities and stockholders' equity............ $163,930,970  $ 164,531,159  $ 158,638,411
                                                       ============= ============== ==============

                                      See accompanying notes.

                             PIONEER AMERICAS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 Three months ended March 31           Year ended December 31
                                 -------------------------- --------------------------------------------
                                     1995         1994           1994           1993           1992

                                 ------------ ------------- -------------- -------------- --------------
Revenues:
Net sales....................... $47,842,100   $34,227,476  $ 167,216,665  $ 151,190,621  $ 157,400,608
Cost and expenses:
Cost of sales...................  30,628,103    29,911,142    134,556,395    131,711,353    126,149,235
Selling, general, and
administrative..................   5,241,344     4,524,564     22,528,789     21,849,833     22,601,756
Interest........................   1,374,757     1,561,396      6,406,600      7,551,027      8,188,722
                                 ------------ ------------- -------------- -------------- --------------
Total cost and
expenses........................  37,244,204    35,997,102    163,491,784    161,112,213    156,939,713
Other income from settlement of
litigation and insurance claims,
net (Note 7)....................          -             -       3,325,730      8,360,468      2,754,869
Other income (expense), net
(Notes 3 and 10)................     779,377      (646,532)     1,337,465      2,102,631      1,130,337
                                 ------------ ------------- -------------- -------------- --------------
Income (loss) before income
taxes and extraordinary item....  11,377,273    (2,416,158)     8,388,076        541,507      4,346,101
Provision (benefit) for income
taxes (Note 8):
Current.........................   4,253,300      (357,019)     4,497,976     (1,237,371)     1,793,112
Future effects..................          -       (511,268)    (1,256,000)     1,723,070        (28,500)
                                 ------------ ------------- -------------- -------------- --------------
                                   4,253,300      (868,287)     3,241,976        485,699      1,764,612
                                 ------------ ------------- -------------- -------------- --------------
Income (loss) before
extraordinary item..............   7,123,973    (1,547,871)     5,146,100         55,808      2,581,489
Extraordinary item, early
extinguishment of debt (net of
income tax benefit of
$2,074,000) (Note 14)...........   3,384,678            -              -              -              -
                                 ------------ ------------- -------------- -------------- --------------
Net income (loss)...............   3,739,295    (1,547,871)     5,146,100         55,808      2,581,489
Accretion of dividends on
preferred stock and adjustment
to redeemable stock put
warrants (Note 11)..............    (124,889)     (100,000)    (1,824,571)      (400,000)      (400,000)
                                 ------------ ------------- -------------- -------------- --------------
Net income (loss) applicable to
common stock....................  $3,614,406   $(1,647,871)   $ 3,321,529     $ (344,192)   $ 2,181,489
                                 ============ ============= ============== ============== ==============

                                         See accompanying notes.

                             PIONEER AMERICAS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                         Number of
                                           Common           Additional
                                           Shares    Common   Paid-In    Retained
                                        Outstanding  Stock    Capital    Earnings      Total
                                        ----------- ------- ---------- ------------ ------------

Balance at December 31, 1991...........   1,444,444 $14,444 $3,985,555 $14,040,604  $18,040,603
Common stock issuance..................       8,272      83     42,233          -        42,316
Accretion of excess redemption value
of redeemable preferred stock over
carrying value and amount of
dividends not declared or paid.........          -       -          -     (499,556)    (499,556)
Net income for the year ended
December 31, 1992......................          -       -          -    2,581,489    2,581,489
                                        ----------- ------- ---------- ------------ ------------
Balance at December 31, 1992...........   1,452,716  14,527  4,027,788  16,122,537   20,164,852
Accretion of excess redemption value
of redeemable preferred stock over
carrying value and amount of
dividends not declared or paid.........          -       -          -     (499,556)    (499,556)
Net income for the year ended
December 31, 1993......................          -       -          -       55,808       55,808
                                        ----------- ------- ---------- ------------ ------------
Balance at December 31, 1993...........   1,452,716  14,527  4,027,788  15,678,789   19,721,104
Common stock issuance (Note 13)........      56,627     566    158,560          -       159,126
Adjust carrying value of stock warrants
(Note 12)..............................          -       -          -  (1,424,571)  (1,424,571)
Accretion of excess redemption value
of redeemable preferred stock over
carrying value and amount of
dividends not declared or paid.........          -       -          -    (499,556)    (499,556)
Net income for the year ended
December 31, 1994......................          -       -          -    5,146,100    5,146,100
                                        ----------- ------- ---------- ------------ ------------
Balance at December 31, 1994...........   1,509,343  15,093  4,186,348  18,900,762   23,102,203
Accretion of excess redemption value
of redeemable preferred stock over
carrying value and amount of
dividends not declared or paid.........          -       -          -     (124,889)    (124,889)
Net income for the quarter ended
March 31, 1995.........................          -       -          -    3,739,295    3,739,295
                                        ----------- ------- ---------- ------------ ------------
Balance at March 31, 1995 (unaudited)..   1,509,343 $15,093 $4,186,348 $22,515,168  $26,716,609
                                        =========== ======= ========== ============ ============

                            See accompanying notes.

                             PIONEER AMERICAS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                        Three months ended March 31         Year ended December 31

                                        -------------------------------------------------------------------
                                            1995         1994          1994          1993          1992

                                        ------------ ------------- ------------- --------------------------
                                               (Unaudited)

Operating activities

Net income.............................  $3,739,295   $(1,547,871)  $ 5,146,100      $ 55,808   $2,581,489
Adjustments to reconcile net income to
net cash provided by operating
activities:
Depreciation and amortization..........   3,690,972     3,225,956    13,594,903    13,446,297   12,992,123
Provision for bad debts................      38,700        51,101     1,234,545     1,100,106    1,364,515
Write-off of previous finance costs....   1,187,052            -             -             -            -
(Gain)/loss on disposal of
property, plant, and equipment.........      13,389            -         (4,107)      (45,888)      72,440
Provision for SARS.....................          -        968,400       968,400            -            -
Equity in (earnings) of BII and
VVLC...................................    (211,875)      (38,665)     (183,277)   (1,148,669)     (26,330)
Future tax effects.....................    (677,262)     (511,268)   (1,256,000)    1,723,070      (28,500)
Changes in operating assets and
liabilities:
Accounts receivable....................  (2,646,647)     (432,479)   (4,888,955)    4,032,334    2,855,596
Due from affiliates....................          -       (302,236)      535,098       613,482     (716,060)
Receivable from insurance
carriers and agents....................          -         81,280      (101,238)      101,320     (197,908)
Income taxes receivable................          -       (357,019)    2,738,037    (1,299,351)    (919,398)
Inventories............................    (895,232)      241,554      (876,233)      743,658     (276,202)
Prepaid expenses.......................     562,192       338,783      (370,541)      446,679    1,052,918
Other assets...........................  (1,806,579)      (91,282)     (305,425)     (397,878)     139,791
Accounts payable.......................   2,306,769    (1,665,187)      861,932    (3,138,402)     142,128
Accrued liabilities....................  (4,471,327)      (47,147)    3,783,455     1,155,461      518,930
Returnable deposits....................    (302,619)      (16,830)     (323,458)      208,360     (298,192)
Other long-term liabilities............     (51,674)        6,150     1,078,805       (93,108)  (1,322,798)
Accrued pension and other
employee benefits......................     345,161       312,273       786,843       674,359      870,055
                                        ------------ ------------- ------------- --------------------------
Total adjustments......................  (2,918,980)    1,763,384    17,272,784    18,121,830   16,223,108
                                        ------------ ------------- ------------- --------------------------
Net cash provided by
operating activities...................     820,315       215,513    22,418,884    18,177,638   18,804,597
Investing activities
Capital expenditures...................  (2,404,426)     (566,158)   (5,680,851)   (5,888,487)  (6,651,680)
Proceeds from sale of property, plant,
and equipment..........................      57,541            -        693,936       204,149       24,564
Additions to other assets..............          -             -             -             -      (558,267)
                                        ------------ ------------- ------------- --------------------------
Net cash used in investing activities..  (2,346,885)     (566,158)   (4,986,915)   (5,684,338)  (7,185,383)

                            See accompanying notes.

                             PIONEER AMERICAS, INC

                                       Three months ended March 31         Year ended December 31

                                       -------------------------------------------------------------------
                                           1995          1994         1994          1993          1992

                                       ------------- ------------ ------------- --------------------------
                                              (Unaudited)

Financing activities
Payments on long-term debt............  (97,771,438)  (9,100,000)  (99,960,677)  (14,543,988) (89,343,815)
Proceeds from borrowings..............   99,300,000    9,800,000    83,900,000     2,700,000   77,300,000
Dividends paid on preferred stock and
purchase of stock put warrants........   (2,339,830)          -             -             -             -
Proceeds from issuance of common
stock.................................           -        69,264       169,881            -        42,316
                                        ------------- ------------ ------------- --------------------------

Net cash provided by (used in) financ-
ing activities........................     (811,268)     769,264   (15,890,796)  (11,843,988) (12,001,499)
                                        ------------- ------------ ------------- --------------------------
Net increase/(decrease) in cash.......   (2,337,838)     418,619     1,541,173       649,312     (382,285)
Cash at beginning of period...........    3,310,156    1,768,983     1,768,983     1,119,671    1,501,956
                                       ------------- ------------ ------------- --------------------------
Cash at end of period.................     $972,318   $2,187,602   $ 3,310,156   $ 1,768,983   $1,119,671
                                       ============= ============ ============= ==========================
Supplemental disclosures:
Cash paid during the year for:
Interest..............................   $2,351,767     $842,170   $ 4,482,452   $ 5,870,957   $7,773,715
                                       ============= ============ ============= ==========================
Income taxes..........................   $1,309,882          $-    $ 3,730,432          $ -    $2,712,510
                                       ============= ============ ============= ==========================

Supplemental schedule of noncash investing and financing activi-
ties:
The Company purchased all of the issued and outstanding
stock of GPS Pool Supply, Inc., for $3,492,339:                      1994
                                                                 ------------
Fair value of net assets acquired............................... $ 3,336,339
Goodwill........................................................     156,000
Cash paid for capital stock.....................................    (238,000)
                                                                 ------------
Note balance.................................................... $ 3,254,339
                                                                 ============

                           See accompanying notes.

                             PIONEER AMERICAS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information related to the three-month periods ended and at March 31, 1995 or 1994 is unaudited.)

                               DECEMBER 31, 1994

1. Organization and Summary of Significant Accounting Policies

Organization and Basis of Presentation

  On October 25, 1988, Pioneer Americas, Inc. (the "Company"), formerly Pioneer Chlor Alkali Investments, Inc., through its subsidiary, Pioneer Chlor Alkali Holdings, Inc. ("Holdings"), acquired 100% of the issued and outstanding common stock of Stauffer Chlor Alkali Company ("Stauffer") in a purchase transaction. Concurrent with the purchase, the name of Stauffer was changed to Pioneer Chlor Alkali Company, Inc. ("PCAC"), and Holdings was merged into PCAC. PCAC is a Delaware corporation and is wholly owned by the Company. PCAC operates two chlor alkali plants in Henderson, Nevada, and St. Gabriel, Louisiana. Primary products manufactured are chlorine, caustic soda and hydrochloric acid.

  In March 1990, the Company acquired All-Pure Chemical Co., Inc. (All-Pure), a California corporation which operates plants in California and Washington. The primary business is the blending and distribution of chlorine and caustic-based products.

  In October 1990, the Company acquired 100% of the issued and outstanding common stock of Imperial West Chemical Co. (Imperial West) in a purchase transaction. Imperial West operates six plants in California, Washington, and Oregon which primarily manufacture bleach and ferrous/ferric chloride. Imperial West is a Nevada corporation and is wholly owned by the Company.

  In May 1994, the Company acquired GPS Pool Supply, Inc. (GPS), a California corporation which manufactures and distributes bleach for pool water treatment. The acquisition has been accounted for as a purchase at a purchase price of approximately $3.5 million which has been assigned to the net assets acquired based on the fair value of such assets and liabilities at the date of acquisition. As a result of the purchase, goodwill of approximately $156,000 was recorded by the Company. Accordingly, the consolidated results of operations for 1994 include GPS since the date of acquisition. The pro forma unaudited results of operations for the years ended December 31, 1994 and 1993 assume the acquisition of GPS had been consummated as of January 1 of the respective years, and are as follows:

                               1994     1993
- ---------------------------- -------- ---------
                                 (in 000's)
Net sales................... $170,454 $161,487
Income (loss) before taxes..    7,792     (303)
Net income (loss)...........    4,661     (619)

  The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Reclassification

  Certain prior year amounts have been reclassified to conform with current year presentation. Additionally, redeemable preferred stock and redeemable stock put warrants have been reclassified from stockholders' equity to a separate component of the balance sheet.

Inventories

  Inventories are valued at the lower of cost or market. Finished goods and work-in-process costs are calculated under the average cost method, which includes appropriate elements of material, labor, and manufacturing overhead costs, while the first-in, first-out method is utilized for raw materials, supplies, and parts.

Property, Plant, and Equipment

  Depreciation for financial reporting purposes is computed primarily under the straight-line method over the estimated remaining useful lives of the assets.

Other Assets

  Other assets include amounts for organization costs, deferred financing costs, noncompete agreements, permits, licenses, and customer lists obtained in conjunction with the All-Pure/GPS and Imperial West acquisitions which are being amortized on a straight-line basis over their estimated useful lives. The PCAC deferred financing costs are being amortized on a straight-line basis over the term of the related debt. Amortization expense for other assets was $1,690,000, $2,120,000, and $1,857,000 for the years ending December 31, 1994,
1993, and 1992, respectively, and $537,000 and $557,000 for the unaudited three-month periods ended March 31, 1995 and 1994, respectively.

Goodwill

  Excess cost over the fair value of net assets acquired (or goodwill) related to the All-Pure, Imperial West, and GPS acquisitions of approximately $12,766,000 is amortized on a straight-line basis over 20 years. The carrying value of goodwill is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the goodwill would be reduced by the estimated shortfall of cash flows. Amortization expense for goodwill was approximately $632,000, $637,000, and $644,000 for the years ending December 31, 1994, 1993, and 1992, respectively, and $169,000 and $158,000 for the unaudited three-month periods ended March 31, 1995 and 1994, respectively.

Pension Plans

  PCAC has two defined-benefit plans covering substantially all PCAC salaried and union employees. Plan assets are comprised of investments in short-term securities funds. Annual pension costs are actuarially determined. The funding policy is to fund pension costs as accrued for all plans. Benefits are based on years of service and the employees' compensation during the last five years of employment.

  The Company's subsidiaries also sponsor defined-contribution savings plans covering substantially all employees. Employees may contribute certain percentages of their base pay based upon the plan, with subsidiaries providing a discretionary contribution not to exceed the limits established by the Internal Revenue Service.

Concentration of Credit Risk

  The Company manufactures and sells chlorine and caustic-based products to companies in diverse industries. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. The Company's sales are primarily to customers in the Western and Southeastern regions of the United States. Credit losses relating to these customers have been within management's expectations.

  Net sales of Pioneer include sales to a major customer of approximately $18,728,000, $19,287,000, and $17,654,220 in 1994, 1993, and 1992,
respectively.

Environmental Expenditures

  Environmental related restoration and remediation costs are recorded as liabilities and expensed when site restoration and environmental remediation and clean-up obligations are either known or considered
                             PIONEER AMERICAS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued) (Information related to the three-month periods ended and at March 31, 1995 or 1994 is unaudited.)

probable and the related costs can be reasonably estimated. Other environmental expenditures, that are principally maintenance or preventative in nature, are recorded when expended and are expensed or capitalized as appropriate.

Income Taxes

  The Company and its subsidiaries file a consolidated tax return. State income taxes are included in income taxes payable.

Future Tax Effects

  Future tax effects are computed under the provisions of SFAS No. 109 ("Accounting for Income Taxes") and result from temporary differences in the recognition of expenses for financial reporting and tax purposes, differences in methods of computing depreciation for financial statement and tax purposes, and differences in the financial statement basis and tax basis of assets and liabilities acquired.

Returnable Deposits

  Customers are required to pay a security deposit on All-Pure and GPS cylinders, tanks, and containers. These deposits are refunded to the customer upon the termination of service and return of cylinders, tanks, and containers.

2. Inventories

Inventories consist of the following:

                                                       December 31
                                       March 31  ----------------------
    1995                                             1994       1993
- -----------                                      ----------- ----------
                                     (Unaudited)
Raw materials, supplies, and parts..  $5,882,362  $9,111,306 $5,749,725
Finished goods and work-in-process..   7,249,404   3,125,228  2,396,820
                                     ----------- ----------- ----------
                                     $13,131,766 $12,236,534 $8,146,545
                                     =========== =========== ==========

3. Investment in Basic Investments, Inc. (BII) and Victory Valley Land Company, L.P. (VVLC)

  The Company, through its subsidiary PCAC, owns approximately 32% of the common stock of BII, which owns and maintains the water and power distribution network within the Henderson, Nevada industrial complex and which is a large landowner in Clark County, Nevada. The remainder of the common stock of BII is owned by other companies located in the industrial complex. The investment in BII is accounted for under the equity method after adjustment to reflect PCAC's basis.

  VVLC was formed on September 30, 1992 as a limited partnership under the laws of the state of Delaware. The purpose of the business is to receive and hold the lands, water rights, and other assets contributed by the partners for investment. A wholly owned subsidiary of BII, acting as general partner with a 50% interest in VVLC, contributed all rights, title, and interest in and to certain land to VVLC. PCAC, with an approximately 21.0% limited partnership interest, has assigned certain water rights to VVLC. The investment in VVLC is accounted for under the equity method.
                             PIONEER AMERICAS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued) (Information related to the three-month periods ended and at March 31, 1995 or 1994 is unaudited.)

3. Investment in Basic Investments, Inc. (BII) and Victory Valley Land Company, L.P. (VVLC) (continued)

  The BII financial information includes the accounts of VVLC. The following is a summary of financial information pertaining to BII and VVLC:

                                                               December 31
                                               March 31  -----------------------
    1995    BII                                              1994        1993
- -----------                                              ----------- -----------
                                             (Unaudited)
Current assets..............................  $8,114,551 $ 4,921,809 $ 5,877,716
Land development costs and water rights.....   2,504,686   2,745,631   1,770,446
Property and equipment......................   6,696,537   5,869,226   3,895,466
Notes receivable............................   8,970,804   6,224,995   6,152,601
Other assets................................   7,166,897   8,296,247     565,211
                                             ----------- ----------- -----------
Total assets................................ $33,453,475 $28,057,908 $18,261,440
                                             =========== =========== ===========
Liabilities................................. $19,502,326 $15,384,623 $ 6,139,366
Shareholders' equity:
Common stock................................       1,070       1,070       1,070
Limited partner's capital...................   4,682,839   3,873,571   3,803,398
Retained earnings...........................   9,267,240   8,798,644   8,317,606
                                             ----------- ----------- -----------
Total shareholders' equity..................  13,951,149  12,673,285  12,122,074
                                             ----------- ----------- -----------
Total liabilities and shareholders' equity.. $33,453,475 $28,057,908 $18,261,440
                                             =========== =========== ===========

                           Three months
                          ended March 31       Year ended December 31
                      ----------------------- -------------------------
BII                      1995        1994         1994         1993
                      ----------- ----------- ------------ ------------
                            (Unaudited)
Revenues............. $2,710,279  $1,347,647  $ 5,658,763  $17,347,124
Costs and expenses...  1,194,692   1,188,696    4,833,883    4,611,428
                      ----------- ----------- ------------ ------------
Income before taxes..  1,515,587     158,951      824,880   12,735,696
Income tax expense...   (237,723)    (45,241)    (273,669)  (2,951,842)
                      ----------- ----------- ------------ ------------
Net income........... $1,277,864    $113,710     $551,211  $ 9,783,854
                      =========== =========== ============ ============

The following is a summary of the impact of the investments on the Company's statements of operations:

                                           Three months
                                          ended March 31       Year ended December 31

                                         ---------------- --------------------------------
                                           1995     1994    1994       1993        1992
                                         -------- ------- -------- ------------ ----------
                                            (Unaudited)

Equity in earnings...................... $211,875 $38,665 $183,277 $ 3,320,053  $ 150,166
Adjustment to reflect PCAC's basis......       -       -        -   (2,171,384)  (123,836)
                                         -------- ------- -------- ------------ ----------
Net impact on Statements of Operations.. $211,875 $38,665 $183,277 $ 1,148,669   $ 26,330
                                         ======== ======= ======== ============ ==========

  The Company's retained earnings balances at December 31, 1994 and 1993 include, before effect of PCAC's basis adjustment, approximately $3,313,000 and $3,140,000, respectively, and $3,670,000 (unaudited) at March 31, 1995 of undistributed earnings of BII and VVLC. The difference between the
                             PIONEER AMERICAS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued) (Information related to the three-month periods ended and at March 31, 1995 or 1994 is unaudited.)

3. Investment in Basic Investments, Inc. (BII) and Victory Valley Land Company, L.P. (VVLC) (continued)

recorded investment amounts of BII and VVLC and PCAC's share of net assets is due to PCAC's basis differences of the land and water rights at the purchase date.

  PCAC is a party to an agreement negotiated on an arms-length basis with BII for the delivery of the Company's water to the Henderson production facility. The agreement provides for the delivery of a minimum of eight million gallons of water per day. The agreement expires on December 31, 2014, unless terminated earlier in accordance with the provisions of the agreement. For the years ended December 31, 1994, 1993, and 1992, BII charged expenses to PCAC of approximately $511,000, $601,000, and $344,000, respectively. At December 31, 1994 and 1993, net receivables from BII were $374,000 and $200,000, respectively, and $(67,000) (unaudited) at March 31, 1995.

4.  Accrued Liabilities

  Accrued liabilities consist of the following:
                                                   December 31
                                   March 31  -----------------------
    1995                                         1994        1993
- -----------                                  ----------- -----------
                                 (Unaudited)
Exchanges payable...............  $1,750,210 $ 1,492,081 $ 3,716,081
Payroll, benefits, and pension..   1,553,575   4,298,741   2,031,640
Interest and bank fees..........     414,575   2,453,971   1,683,116
Other accrued liabilities.......   8,358,161   8,303,056   5,655,852
                                 ----------- ----------- -----------
                                 $12,076,521 $16,547,849 $13,086,689
                                 =========== =========== ===========

  Exchange payables result from exchange product transactions which are entered into between the Company and other producers that manufacture homogeneous products, whereby other producers ship product on behalf of the Company to its customers. These exchanges, which are recorded as payables, generally are settled by the Company's shipment of product to such producers' customers.

5.  Pension and Other Employee Benefits

  Annual pension costs and liabilities for PCAC under its two defined-benefit plans are determined by actuaries using various methods and assumptions. For purposes of determining annual expenses and funding contributions, the following assumptions were used for the years ended December 31:

                                1994  1993  1992
                                ----- ----- -----
Rate of return on plan assets..  8.0%  8.0%  8.0%
Discount rate..................  7.5%  8.0%  8.0%
Annual compensation increase...  5.0%  5.0%  5.0%

  Pension expense was comprised of:

                                                                   December 31
                                               --------------------------------
                                                  1994        1993       1992

                                             ----------- ---------- ----------
Service cost..................................  $ 570,734  $ 665,368  $ 671,625
Interest cost.................................    770,441    700,259    616,222
Return on plan assets.........................   (537,433)  (429,589)  (334,939)
Amortization of prior service cost and other..    225,240     32,179     33,183
                                               ----------- ---------- ----------
                                               $1,028,982   $968,217   $986,091
                                               =========== ========== ==========
                             PIONEER AMERICAS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)
(Information related to the three-month periods ended and at March 31, 1995 or 1994 is unaudited.)



5. Pension and Other Employee Benefits (continued)

  The actuarial present value of accumulated benefit obligations is:
                 December 31
            ---------------------
               1994       1993
            ---------- ----------
Vested..... $7,919,404 $5,558,337
Nonvested..  1,443,498  1,349,637
            ---------- ----------
            $9,362,902 $6,907,974
            ========== ==========

  The reconciliation of the funded status of the plans is:

                                                               December 31
                                                        -------------------------
                                                            1994         1993


                                                        ------------ ------------
Projected benefit obligation........................... $11,420,092  $10,070,089
Plan assets at fair value..............................   7,339,718    6,332,461
                                                        ------------ ------------
Projected benefit obligation in excess of plan assets..   4,080,374    3,737,628
Unrecognized gain......................................     592,454    1,532,408
Unrecognized prior service cost........................     (16,573)    (817,764)
                                                        ------------ ------------
Pension obligation.....................................   4,656,255    4,452,272
Long-term portion of pension obligation................   4,303,134    4,303,134
                                                        ------------ ------------
Current accrued pension cost...........................   $ 353,121    $ 149,138
                                                        ============ ============


  PCAC also contributed approximately $-0-, $-0-, and $185,000 to the defined-contribution savings plans for the years ended December 31, 1994, 1993, and 1992, respectively. All-Pure and Imperial West established defined-contribution plans during 1992 with employer contributions charged against income of approximately $-0- and $-0-, respectively, in 1994; $11,000 and $-0-, respectively, in 1993; and $86,000 and $45,000, respectively, in 1992.

  In addition to providing pension benefits, PCAC provides certain health care and life insurance benefits for retired employees. Substantially all of PCAC's employees may become eligible for those benefits if they reach normal retirement age while working for PCAC.
                             PIONEER AMERICAS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued) (Information related to the three-month periods ended and at March 31, 1995 or 1994 is unaudited.)

  The following table presents the plan's funded status reconciled with amounts recognized in the Company's balance sheet:

                                                                                     December
                                                                           -----------------------------
                                                                                1994           1993
                                                                           -------------- --------------
Accumulated postretirement benefit obligation:
Retirees..................................................................  $ (1,843,353)    $ (700,835)
Fully eligible active plan participants...................................    (2,102,718)    (2,241,999)
Other active plan participants............................................    (3,757,943)    (3,127,473)
                                                                           -------------- --------------
                                                                              (7,704,014)    (6,070,307)
Unrecognized net (gain) or loss...........................................       827,762        (41,752)
Unrecognized transition obligation........................................       385,050        407,700
                                                                           -------------- --------------
Accrued postretirement benefit cost.......................................  $ (6,491,202)  $ (5,704,359)
                                                                           ============== ==============
Net periodic postretirement benefit cost include the following components:
Service cost..............................................................     $ 323,999      $ 256,033
Interest cost.............................................................       518,392        432,034
Amortization of transition obligation over 20 years.......................        32,356         22,650
                                                                           -------------- --------------
Net periodic postretirement benefit cost..................................     $ 874,747      $ 710,717
                                                                           ============== ==============

  The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) is 10.5% for 1995 (same as the rate previously assumed for in 1993) and is assumed to decrease gradually to 6% for 2010 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1994 and 1993 by $633,000 and $535,000, respectively, and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for 1994 and 1993 by $82,000 and $72,000, respectively.

  The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% and 8.0% at December 31, 1994 and 1993, respectively.
                             PIONEER AMERICAS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued) (Information related to the three-month periods ended and at March 31, 1995 or 1994 is unaudited.)

6. Long-Term Debt

                                                                                                     December 31
                                                                                  March 31   ---------------------------
    1995                                                                                         1994          1993
- ------------                                                                                 ------------- -------------

                                                                                (Unaudited)
Long-term debt with a bank, due in quarterly installments with additional principal reductions, due semiannually in reverse order of maturities, equal to 70% of net cash flows, as defined, with a final payment due September
30, 1996, interest due quarterly at the bank's base rate plus 2%. The additional principal reductions were approximately $9,918,938 and
$6,418,731 during 1994 and 1993, respectively..................................          $-   $16,887,161   $26,806,099
Revolving credit loan with a bank with principal reductions at 50% of net cash flows, as defined, after repayment of the long-term debt, with a final amount due September 30, 1996, limited to a borrowing base as defined, less outstanding letters of credit, interest due quarterly at the bank's base
rate plus 1.5%.................................................................           -     7,600,000    11,200,000
Subordinated debt with a financial institution, due in installments of $122,847 on the fifth day of each April and October, which started in October 1994, through October 1996 and installments of $4,147,743 starting in April
1997 with a final payment due October 19, 1998, interest due quarterly at a rate of 14.5%, secured by receivables, inventory, property, plant, and
equipment, and other assets....................................................           -    18,059,768    17,205,208
Unsecured note payable, original face value of $8,825,055, with a contract interest rate at the average 30-59 GMAC rate, due in eight installments of
$1,000,000, due each August 29, with the remaining balance due on
August 29, 1996, with an effective interest rate of 15%, net of unamortized discount of $417,000 and $702,002 at December 31, 1994 and 1993,
respectively...................................................................   3,407,507     3,407,507     4,123,019
Unsecured noninterest-bearing, long-term debt, original face value of
$6,500,000, payable in six annual installments of $1,000,000 and a final payment of $500,000 subject to certain reductions as provided in the purchase agreement with the prior owner of PCAC, beginning October 26,
1989, with an effective interest rate of 15%, net of unamortized discount
of $65,218 and $252,363 at December 31, 1994 and 1993, respectively............     434,782       434,782     1,247,638
Promissory note, original face value of $3,254,339, with a contractual interest rate of 7% per annum. Principal and interest payments are due quarterly
which began September 20, 1994 and will continue until May 27, 1996............           -     2,424,509            -
Term debt with a bank, final maturity date of August 31, 1995 with a continuation option available to extend final maturity date to March 20,
2000, with an effective interest rate of Prime plus 1.5% or LIBOR plus
2.5%. (Note 14)................................................................  38,000,000            -             -
Revolving credit loan with a bank with principal reduction at 100% of net cash flows, as defined after repayment of the long-term debt, with a final amount due August 31, 1995, limited to a borrowing base as defined, less outstanding letters of credit, interest due quarterly at the bank's base rate
plus 1.5%. (Note 14)...........................................................   8,500,000            -             -
                                                                                ------------ ------------- -------------
                                                                                 50,342,289    48,813,727    60,581,964
Less current maturities........................................................  (3,842,289)  (12,056,377)  (13,565,820)
                                                                                ------------ ------------- -------------
                                                                                $46,500,000   $36,757,350   $47,016,144
                                                                                ============ ============= =============

                             PIONEER AMERICAS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued) (Information related to the three-month periods ended and at March 31, 1995 or 1994 is unaudited.)

  As of December 31, 1994 the amended loan agreements with the above financial institutions include restrictions regarding capital expenditures, the borrowing of additional money, the formation or acquisition of subsidiaries, the signing of long-term leases, the maintenance of certain financial ratios, and other reporting and disclosure requirements regarding monthly operating results of the Company's subsidiaries. Also, unless otherwise consented in writing by the lender, the Company may not declare or pay any dividends other than subsidiary dividends to the parent in order to cover certain expenditures at specified maximum amounts, as defined. The Company's subsidiaries were in compliance with all the above amended requirements.

  The amended loan agreement relating to the long-term debt with a bank requires the Company within ten calendar days after receipt to make a mandatory prepayment equal to 95% of any extraordinary income received by the Company on or after January 1, 1993. Such payments shall be applied first to accrued and unpaid interest due and payable as of the date of payment, then to the differential between principal payments under the former loan agreement and the amended loan agreement through September 30, 1994, then to scheduled principal installments under the amended loan agreement in inverse order of their maturity. Extraordinary income is defined as income which does not constitute operating income derived from normal and customary operations of the Company, such as settlements or jury awards in litigation proceedings and settlements or judges' awards in any arbitration proceedings (described in Note 7), sale of assets other than inventory, and insurance proceeds which are treated as income under generally accepted accounting principles. In determining extraordinary income, provisions for taxes and offsets for amounts owed to the source of payment are to be deducted from the cash received.

  The long-term debt and revolving credit loan are secured by receivables, inventory, property, plant, and equipment, other assets, and PCAC stock. At December 31, 1994 and 1993, the borrowing base, as defined, under the revolving credit loan was approximately $17,500,000 and $11,300,000, respectively.

  Effective December 20, 1990, the Company entered into an interest rate swap agreement with a bank. Under the terms of the agreement, which expired on December 20, 1993, the Company converted the variable rate related to the term loan to a fixed rate of 9.85%. The effect of this agreement was to increase interest expense by approximately $586,000 and $711,000 for the years ended December 31, 1993 and 1992.

  In a separate agreement, a group of banks receive additional bank fees totaling 5.0% of adjusted net income, as defined. The fee is payable annually through September 30, 1996.

  As of December 31, 1994, the five-year debt maturity, excluding the additional principal reductions equal to 70% of available cash flows, and any mandatory prepayments related to extraordinary income received by the Company is as follows:

1995.. $12,056,377
1996..  19,677,674
1997..   8,539,838
1998..   8,539,838
1999..          -
       -----------
       $48,813,727
       ===========

  The Company issued warrants to a financial institution that financed previous acquisitions. As of December 31, 1994, the instruments are detachable from the debt and contain puts that require redemption for cash or conversion into common stock under certain conditions. See Note 12 for additional disclosure.
                             PIONEER AMERICAS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued) (Information related to the three-month periods ended and at March 31, 1995 or 1994 is unaudited.)

  During 1993, $2,205,208 of interest on the subordinated debt was not paid and is reflected as additional principal due to a financial institution in accordance with the terms of the related debt agreement.

  The Company's debt instruments outstanding at December 31, 1994 do not have readily ascertainable market values; however, the carrying values are considered to approximate their respective fair values.

7. Commitments and Contingencies

Letters of Credit

  At December 31, 1994 and 1993, net letters of credit and performance bonds outstanding were approximately $8,790,088 and $3,875,000, respectively. These letters of credit and performance bonds were issued for the benefit of customers under sales agreements securing delivery of products sold, a power company as a deposit for the supply of electricity, and a state environmental agency as required for manufacturers in the state. The letters of credit expire at various dates in 1995 and 1996. No amounts were drawn on the letters of credit at December 31, 1994 and 1993.

Purchase Commitments

  PCAC has committed to purchase electrical power and transmission services for its chlor alkali plants through September 30, 2017. At the current base price, allocated capacity, and allocated energy per the contract terms, this commitment would approximate $10,040,000 for the year ending December 31, 1995; $2,546,322 for each of the years 1996 through 2000; $1,260,690 for each of the years 2001 through 2008; and $1,016,531 for each of the years 2009 through 2017. The allocated capacity is subject to adjustment for other priority users. PCAC purchased approximately $27,200,000, $27,000,000, and $23,200,000 in electrical power and transmission services for the years ended December 31, 1994, 1993, and 1992, respectively, and $5,500,000 and $6,700,000 for the unaudited three-month periods ended March 31, 1995 and 1994, respectively.

  In addition, PCAC has committed to purchase salt used in the production process under contracts which continue through December 31, 1998. Based on the contracts terms, a minimum of 555,000 tons of salt are to be purchased in 1995; 442,000 tons in 1996 and 1997; 442,000 tons in 1998; and 279,000 tons in 1999.
The future minimum salt commitments are as follows:

1995..  $ 5,588,000
1996..    4,172,000
1997..    4,305,000
1998..    2,377,000
1999..    1,753,000
       ------------
       $ 18,195,000
       ============

  PCAC purchased approximately $8,600,000, $9,100,000, and $9,000,000 of salt for the years ended December 31, 1994, 1993, and 1992, respectively, and $2,400,000 and $2,200,000 for the unaudited three-month periods ended March 31, 1995 and 1994, respectively. These amounts are included in cost of sales.

Operating Leases

  The Company and its subsidiaries lease certain of its manufacturing and distribution facilities, computer equipment, and administrative offices under noncancelable leases. Minimum future rental payments on such leases with terms in excess of one year in effect at December 31, 1994 are:
                             PIONEER AMERICAS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued) (Information related to the three-month periods ended and at March 31, 1995 or 1994 is unaudited.)

1995.......................  $ 7,416,000
1996.......................    6,291,000
1997.......................    5,589,000
1998.......................    4,556,000
1999.......................    3,906,000
Thereafter.................    1,712,000
                            ------------
Total minimum obligations.. $ 29,470,000
                            ============

  Lease expense charged to operations for the years ended December 31, 1994, 1993, and 1992 was approximately $8,400,000, $8,400,000, and $8,200,000, respectively, and $2,100,000 and $1,800,000 for the unaudited three-month periods ended March 31, 1995 and 1994, respectively.

Sales Commitments

  PCAC has sales contracts with Customers which require PCAC to sell and the Customers to purchase amounts of chlorine and caustic soda of not less than the percentage of the Customers' use of chlorine and caustic soda supplied by PCAC in the 12-month period ended July 31, 1987 (base period). PCAC supplied approximately 91,000 tons of chlorine and 21,000 tons of caustic soda in the base period. The contracts, which expire from July 31, 1993 through December 31, 1997, state that the sales price will not be less than PCAC's standard cost as calculated based on 1987 amounts and adjusted thereafter for price changes for raw materials and changes in other costs as reflected in the producer price index.

  PCAC also has numerous other long-term sales commitments with customers which will expire at various dates from 1995 through 1999. Under the terms of all sales commitments, PCAC is committed to providing chlorine, caustic soda, and hydrochloric acid. Based upon current operating rates of the customers, it is estimated that PCAC will provide the following amounts:

         Tons
       -------
1995.. 185,000
1996.. 182,000
1997.. 163,000
1998..  93,000
1999..      -
       -------
       623,000
       =======

Litigation

  PCAC was a party to arbitration proceedings regarding claims against the entity from which Holdings acquired Stauffer in 1988. The arbitration resulted from pricing differences related to subsequent product purchases from PCAC. Arbitration of this claim was finalized on April 20, 1993 for $7,830,468 in favor of PCAC and is reflected in the consolidated statement of operations for 1993.

  During the year ended December 31, 1991, PCAC incurred $6.8 million in claims and expenses in connection with a chlorine release which occurred at one of its plants. PCAC believed the losses related to the release were covered under the insurance policies that were in effect at the time of the release. However, PCAC's primary carrier denied liability on the basis of policy exclusions. PCAC believed the positions of its
                             PIONEER AMERICAS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued) (Information related to the three-month periods ended and at March 31, 1995 or 1994 is unaudited.)

insurers were contrary to coverage provided by the policies. As a result of the release and the aforesaid, a number of potentially significant lawsuits resulted and settlements have arisen:

  PCAC filed suit in 1991 against the insurance agents involved in the acquisition of the insurance policy from the primary carrier as well as for fraudulent representations made as to the terms of the insurance policy. PCAC settled its claims against the insurance agents for $1,600,000 in December 1992 and $50,000 in March 1993. PCAC took a nonsuit, without prejudice, of its remaining claims against the primary insurance carrier. The primary carrier filed a counterclaim against PCAC alleging PCAC acted in bad faith in filing suit against it. In December 1994, PCAC agreed to pay the primary insurance carrier $200,000 in settlement of the counterclaim.

  PCAC filed suit during 1991 against the first-level excess carrier responsible for secondary comprehensive general liability coverage to recover under the policy in effect at the date of the release. This litigation was settled in December 1992. In accordance with the settlement, the insurance company paid PCAC $2,050,000 relating to claims paid by PCAC prior to November 1, 1992 and agreed to pay PCAC (a) upon proof of same $100,000 relative to claims and expenses incurred after July 31, 1992 but prior to November 1, 1992 and (b) all claims after November 1, 1992 until an aggregate total of $3,800,000 has been paid. As of February 28, 1995, approximately $610,000 of the $3,800,000 is available to pay claims which are still outstanding. It is not known at this time whether or not this amount will be sufficient to pay all claims. It is the opinion of management, based on advice of counsel, that the ultimate resolution of this contingency, to the extent not previously provided for, will not have a material effect on the financial condition of the Company.

  PCAC was involved in a lawsuit against an insurance company to recover under its policy for both property damage and business interruption losses. The insurance company denied coverage on the grounds that PCAC's damages were not caused by an accident. In September 1994, this suit was settled in consideration of payment to PCAC of approximately $5.9 million, which amount is included in 1994 earnings, net of legal costs and $500,000 for liabilities incurred which will be paid at a future date. As part of this settlement, PCAC agreed to assign to the insurance company the claims PCAC had against another insurer as well as agreed to forego any further claims resulting from the 1991 chlorine release.

  PCAC filed suit in 1991 against an insurance company for failure to provide coverage under a boiler and machinery policy of insurance. By judgment signed March 1, 1993, the trial court ruled that PCAC did not have a valid claim against the insurance company. However, on March 31, 1994, the Court of Civil Appeals entered an order which (1) reversed the trial court and rendered a decision that the insurance policy provided coverage for the chlorine release;
(2) remanded the case for a determination of PCAC's damages and certain other claims asserted by PCAC relating to alleged violations of the Texas Insurance Code; and (3) affirmed the trial court's ruling that PCAC had no basis to recover its investigative costs. As part of the September 1994 settlement agreement discussed in the paragraph above, the Company assigned all rights and claims PCAC may have against the insurance company with respect to recovery of any and all losses or damages PCAC suffered as a result of the May 6, 1991 chlorine leak.

  PCAC and Imperial West were also involved in a personal injury suit filed by a former employee. The former employee was seeking damages in excess of $6,250,000. By mutual release entered into by and between the former employee and the Company, this suit was settled in consideration of the payment of $1,000 to the former employee.
                             PIONEER AMERICAS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued) (Information related to the three-month periods ended and at March 31, 1995 or 1994 is unaudited.)

  During 1993, Imperial West was awarded $1.38 million as the result of a breach of contract claim it asserted against the lessor of one of Imperial West's plants. The judgment has been appealed and the financial statements do not include any receivables for the gain that could result from the judgment. The lessor subsequently filed suit alleging that Imperial West is required to remediate alleged contamination prior to the termination of the lease in July 1995. The parties have agreed to settle that action under terms which will require Imperial West to pay the lessor $900,000 upon the termination of the lease, and the lessor will transfer title to the property to Imperial West. In addition, Imperial West has agreed to indemnify the lessor against any future environmental liability with respect to the property. The settlement did not affect the appeal pending with respect to the breach of contract judgment. Certain insurers have agreed to pay a portion of Imperial West's defense costs in connection with the lawsuit. Imperial West is pursuing a claim for contribution from the insurers with respect to the cost incurred in settling the action.

  In October 1994, the trustee in the bankruptcy of a company which was a customer of PCAC filed suit against PCAC, seeking the recovery of up to $2.2 million in payments made to PCAC on a basis which the trustee alleges were preferential to other creditors' claims. Management has been advised by counsel that the range of any loss which may be incurred as the result of the suit will be substantially below the amount claimed, and PCAC is vigorously contesting the action.

  The Company and its subsidiaries are parties to other legal proceedings and potential claims arising in the ordinary course of their businesses. In the opinion of management, the Company and its subsidiaries have adequate legal defense and/or insurance coverage with respect to these matters and management does not believe that they will materially affect the Company's operations or financial position.

8. Income Taxes

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                    December 31
                                              -----------------------
                                                  1994        1993
                                              ----------- -----------
Deferred tax liabilities:
Tax over book depreciation................... $19,964,000 $20,858,000
Investment in BII and VVLC...................   6,509,000   6,200,000
Other-net....................................   5,585,000   6,514,000
                                              ----------- -----------
Total deferred tax liabilities...............  32,058,000  33,572,000
                                              ----------- -----------
Deferred tax assets:
OPEB obligation..............................   2,499,000   2,161,000
Pension liability............................   1,885,000   1,626,000
Bad debt provision...........................     784,000     193,000
Other accrued liabilities....................   4,310,000   4,011,000
Alternative minimum tax credit...............          -    1,174,000
                                              ----------- -----------
Total deferred tax assets....................   9,478,000   9,165,000
Valuation allowance for deferred tax assets..          -           -
                                              ----------- -----------
Net deferred tax assets......................   9,478,000   9,165,000
                                              ----------- -----------
Net deferred tax liabilities................. $22,580,000 $24,407,000
                                              =========== ===========
                             PIONEER AMERICAS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued) (Information related to the three-month periods ended and at March 31, 1995 or 1994 is unaudited.)

  Significant components of the provision (benefit) for income taxes are as follows:

                         Years ended December 31
                 ---------------------------------------
                     1994          1993         1992
                 ------------- ------------- -----------
Current:
Federal.........   $3,930,000   $(1,152,000) $1,697,000
State...........      568,000       (85,000)     96,000
                 ------------- ------------- -----------
Total current...    4,498,000    (1,237,000)  1,793,000
                 ------------- ------------- -----------
Deferred:
Federal.........   (1,010,000)    1,592,000     (84,000)
State...........     (246,000)      131,000      56,000
                 ------------- ------------- -----------
Total deferred..   (1,256,000)    1,723,000     (28,000)
                 ------------- ------------- -----------
                   $3,242,000     $ 486,000  $1,765,000
                 ============= ============= ===========

  The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense is presented below. Other-net increase to income tax expense is primarily due to amortization of goodwill, which is not deductible for income tax purposes:

                                                    Years ended December 31
                                    --------------------------------------------------------
                                           1994               1993              1992
                                    ------------------- ---------------- -------------------
                                      Amount    Percent  Amount  Percent   Amount    Percent
                                    ----------- ------- -------- ------- ----------- -------
Tax at U.S. statutory rates........ $2,936,000      35% $184,000     34% $1,478,000      34%
State income taxes, net of
federal tax benefit................    321,000       4    46,000      9     152,000       4
Foreign sales corporation benefit..         -       -         -      -     (145,000)     (3)
Adjustment of previously
provided taxes.....................   (285,000)     (3)       -      -           -       -
Other-net..........................    270,000       3   256,000     47     280,000       6
                                    ----------- ------- -------- ------- ----------- -------
                                    $3,242,000      39% $486,000     90% $1,765,000      41%
                                    =========== ======= ======== ======= =========== =======

9. Other Long-Term Liabilities-Environmental

  The Company's operations are subject to extensive environmental laws and regulations related to protection of the environment, including those applicable to waste management, discharge of pollutants into the air and water, clean-up liability from historical waste disposal practices, and employee health and safety. The Company believes that it is in substantial compliance with existing governmental regulations.

  In connection with the acquisition of the chlor alkali business in October 1988, ICI and ICI Americas (the seller) agreed to indemnify the Company for certain environmental liabilities associated with operations at the Henderson plant (the "ZENECA Indemnity"). In general, ICI and ICI Americas agreed to indemnify the Company from environmental costs which arise from or relate to pre-closing actions which involved disposal, discharge, or release of materials resulting from non-chlor alkali manufacturing operations at the Henderson plant and at other properties within the same industrial complex owned by Basic Investments, Inc. ("BII"). The ZENECA Indemnity will terminate if (i) certain existing stockholders of the Company cease to own more than 50% of the voting capital stock of the Company, (ii) the Company ceases to own,
                             PIONEER AMERICAS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued) (Information related to the three-month periods ended and at March 31, 1995 or 1994 is unaudited.)

directly or indirectly, any voting capital stock of BII, or (iii) with respect to all or part of the Henderson plant site, at such time as the Company stockholders do not own the majority of voting capital stock of an entity that owns such property. If the stockholders cease to own more than 50% of the common stock, the ZENECA Indemnity will expire four years after such change in control but no later than April 2001, or on the date of such change in control if it occurs after April 2001. If the Company ceases to own directly or indirectly any of the voting capital stock of BII, the indemnity terminates with respect to property owned by BII. The ZENECA Indemnity will continue to cover claims after expiration of the indemnity provided that proper notice is given prior to such expiration, and either the successors to ICI and ICI Americas have assumed control of such claims or the Company, unless it is contesting the legal requirements that gave rise to the claims, has commenced removal, remedial or maintenance work in accordance with the terms of the agreement. Payments under the indemnity cannot exceed approximately $65 million.

  Liabilities are recorded when site restoration and environmental remediation and clean-up obligations are either known or considered probable and are reasonably determinable. The liabilities are based upon all available facts, existing technology, past experience, and cost-sharing arrangements, including the viability of other parties. Charges made against income for recurring environmental matters, included in "cost of sales" on the statements of operations, totaled approximately $1,781,000, $2,329,000, and $1,848,000 in 1994, 1993, and 1992, respectively. Capital expenditures for environmental related matters at existing facilities approximated $543,000, $1,073,000, and $874,000 in 1994, 1993, and 1992, respectively. Future environmental related capital expenditures will depend upon regulatory requirements, as well as timing related to obtaining necessary permits and approvals.

  Estimates of future environmental restoration and remediation costs are inherently imprecise due to currently unknown factors such as the magnitude of possible contamination, the timing and extent of such restoration and remediation, the extent to which such costs are recoverable from third parties, and the extent to which environmental laws and regulations may change in the future. The Company established a reserve of approximately $9 million at the time of the acquisition of the Henderson and St. Gabriel facilities with respect to potential remediation costs relating to matters not covered by the ZENECA Indemnity, consisting primarily of remediation costs that may be incurred by Pioneer for chlor alkali-related remediation of the Henderson and St. Gabriel facilities. The recorded accrual includes certain amounts related to anticipated closure and post closure actions that may be required when operation of the present chlor-alkali plants cease. However, a complete analysis and study have not been completed and therefore additional future charges may be recorded at the time a decision for closure is made.

  In 1994, the Company recorded an additional $3,200,000 environmental reserve related to preclosing actions at sites that are the responsibility of ZENECA. Other assets include an account receivable of the same amount from ZENECA. Certain other environmental matters exist for which the Company has not determined the specific strategy for or cost of remediation. It is possible that additional costs, depending on the final choice of remediation strategies, may be incurred in the future. As additional information becomes available, changes in the estimates of liabilities will be recorded. If such costs are incurred, additional annual operating and maintenance costs may also be required. The Company believes it will be reimbursed by ZENECA for substantially all of such costs. Additionally, certain other environmental matters exist which have been assumed directly by ZENECA. No assurance can be given that actual costs will not exceed accrued amounts or the amounts currently estimated. The imposition of more stringent standards or requirements under environmental laws or regulations, new developments or changes respecting site cleanup costs, or a
                             PIONEER AMERICAS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued) (Information related to the three-month periods ended and at March 31, 1995 or 1994 is unaudited.)

determination that the Company is potentially responsible for the release of hazardous substances at other sites could result in expenditures in excess of amounts currently estimated by the Company to be required for such matters. Further, there can be no assurance that additional environmental matters will not arise in the future.

10. Related Party Transactions

  During 1992, PCAC acquired a 15% partnership interest in Saguaro Power Company, a cogeneration plant located in Henderson, Nevada, through its wholly owned subsidiary, Black Mountain Power Company. PCAC sells certain services to and purchases steam from Saguaro Power Company at market prices. Balances with this affiliate are as follows:

                                    December 31
                         --------------------------------
                            1994       1993       1992
                         ---------- ---------- ----------
Sales to Saguaro........ $1,285,552 $1,154,115  $ 641,190
Purchases from Saguaro..  2,096,735  1,454,797  1,343,945
Due from Saguaro........    116,089    212,237    230,745
Due to Saguaro..........    186,038    296,768    515,737

  PCAC received distributions of partnership income from this affiliate of $1,290,000, $655,950, and $915,000 in 1994, 1993, and 1992 which are included in other income. Also, reimbursable expenses of $650,000 and $90,000 were received for 1993 and 1992, respectively.

  PCAC was committed to sell liquid caustic soda to a related entity. During the years ended December 31, 1993 and 1992, such sales totaled approximately $2 million and $6 million, respectively. This related entity filed for bankruptcy in April 1993 and, subsequent to the filing, is no longer doing business with PCAC. In addition to the $1,300,000 written off during 1992, the Company charged an additional $1,100,000 against income in 1993 related to 1993 sales as the receivable was deemed uncollectible. The Company received certain transfers from this related entity that have been challenged as preferences. As of December 31, 1994 the Company has established a reserve related to such transactions.

11. Redeemable Preferred Stock

  In the event of any liquidation, dissolution or winding up of the affairs of the Company, the holders of redeemable preferred stock shall be entitled to be paid first out of the assets of the Company available for distribution to holders of the Company's capital stock. No dividends or distributions shall be paid to holders of any class of equity security which has rights junior to the redeemable preferred stock except upon consent of the holder of redeemable preferred stock. The holder of redeemable preferred stock is also entitled to receive cumulative dividends, if and when declared by the Company, at an annual rate of 8% per annum. No dividends were paid during 1994 and 1993 and future dividends will not be made until permitted by the lenders. The carrying value of the redeemable preferred stock, which includes the accretion of accumulated and unpaid dividends as of December 31, 1994 and 1993, is $6,600,000 and $6,200,000, respectively. The preferred stockholder has no voting rights except for the right to elect one director of the Company. In the event that the Company defaults upon its acquisition debt and such debt is accelerated, then the preferred stockholder would be entitled to elect a majority of the Board of Directors. The Company has the right and option to redeem any and all of the redeemable preferred stock at a redemption price of $100 per share plus
                             PIONEER AMERICAS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued) (Information related to the three-month periods ended and at March 31, 1995 or 1994 is unaudited.)

any dividends declared or accrued but unpaid by October 31, 1998. In the event that the Company has not redeemed the preferred stock by October 31, 1998, a majority of the shares of preferred stock then outstanding shall have the right to elect a majority of the Board of Directors of the Company. The redeemable preferred stock was recorded at a value on the date of issuance which was estimated by allocating the proceeds from issuance between the preferred stock and the detachable common stock warrants. The excess of the redemption value over the carrying value is being accreted by periodic charges to retained earnings over the life of the issue.

12. Stock Warrants and Appreciation Rights

  The Company has issued 111,111 warrants to a bank which are detachable from the related debt. Each warrant entitles the lender to purchase a share of common stock at $.01 par value and may be exercised at any time until the expiration date of October 31, 1998. No warrants have been exercised at December 31, 1994.

  The Company has also granted the holder of these warrants the right and option to sell to the Company and to require the Company to purchase all or any part of the warrants or the common stock acquired pursuant to the exercise of the warrants. This option may be exercised any time prior to November 1, 1998 at an exercise price equal to the greatest of the current market value, the net book value, or a computation based on net income. In the event the Company does not have available cash to purchase the warrants or common stock, the Company shall give a promissory note in the amount of the obligation owed. Such promissory note shall mature on October 25, 1996. Any excess of the redemption value over the carrying value is being accreted by periodic charges to retained earnings over the term of the option.

  During 1990, the Company issued to debtholder an additional 187,359 warrants which are detachable from the related debt. The warrant entitles the subordinated debtholder to purchase a share of nonvoting common stock any time beginning after October 19, 1994, but before the expiration date of October 19, 2000. The exercise price at the time the agreement was entered into was $12 per warrant. These warrants include a put option which requires the Company to purchase any or all warrants or the common stock acquired pursuant to the exercise of the warrants at an amount equal to the greater of the net book value, current market value, or the net book value less the price of the warrants. No warrants have been exercised at December 31, 1994.

  During 1990, the Company issued to subordinated debtholder Stock Appreciation Rights (SAR's). The SAR's entitle the holder of the SARS to the right and option to receive the benefits of any appreciation in the value of 93,680 shares of the Company's common stock calculated on a fully diluted basis over a Base Share Value. The Base Share Value was originally valued at $12 per share. The exercise period for the SARS commenced on October 19, 1994 and expires on October 19, 2000. During 1993, the Company issued additional SAR's equivalent to 100,000 common shares with exercise rights commencing on October 19, 1994 and expiring on October 19, 2000.

  In September 1994, the Company's debtholder amended and modified the warrant and SAR's Agreement, whereas the Company has the right and option at any time during the terms of these Agreements to prepay the debt held by the debtholder. In addition, if this prepayment option is exercised, the Company will have the right and option to purchase from the debtholder 128,199 of the warrants for total consideration of $640,995 and the SAR's for $968,400. Based upon such Agreement in 1994, the Company has adjusted
                             PIONEER AMERICAS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued) (Information related to the three-month periods ended and at March 31, 1995 or 1994 is unaudited.)

the carrying value of the warrants and SAR's to $17 per share, resulting in an increase to redeemable stock put warrants of $1,424,571, through a reduction to retained earnings and a charge to other expense of $968,400 related to the SAR's.

13. Stock Options

  The Company has a stock option plan in effect for key employees which allowed the Company to grant options for 100,000 shares of common stock.

  The following table summarizes the activity relating to the Company's stock option plan:


                                        Three
                                        months    Year ended December 31
                                        ended    -------------------------
  March 31
    1995                                           1994     1993    1992
- -----------                                      --------- ------ --------
                                     (Unaudited)
Outstanding at beginning of period..      23,088   92,352  80,808  92,352
Granted.............................          -        -   11,544      -
Exercised...........................          -   (56,627)     -   (5,772)
Expired.............................          -   (12,637)     -   (5,772)
                                     ----------- --------- ------ --------
Outstanding at end of period........      23,088   23,088  92,352  80,808
                                     =========== ========= ====== ========

  Options exercised during 1994 and 1992 were exercised at $3 per share. The remaining options outstanding are exercisable at prices of either $6 or $9 per share.

14. Subsequent Events

  On March 20, 1995, the Company entered into a new credit agreement (the "agreement") with The Bank of Nova Scotia as agent (the "Bank") to borrow funds that were used to pay off certain existing debt totaling approximately $46.4 million, including the long-term debt with a bank, the revolving credit loan with a bank, the subordinated debt with a financial institution, and a promissory note and to extinguish bank fees previously payable through September 30, 1996. The refinancing also permitted Pioneer to repurchase certain warrants and stock appreciation rights held by the subordinated debtholder upon favorable terms. The new term loan and revolving loan were funded on March 22, 1995 in the amount of approximately $38.0 million and approximately $14.9 million, respectively. The agreement had a final maturity date of August 31, 1995 with a continuation option available to extend the final maturity date to March 20, 2000. Costs and expenses incurred in connection with the refinancing were approximately $7.3 million, including a write-off of $1.6 million in existing financing costs. Approximately $5.5 million of such costs have been recorded as an extraordinary item in the consolidated statement of operations.

  On April 20, 1995, the holders of the outstanding common stock and other common equity interests of the Company consummated a transaction under a Stock Purchase Agreement dated as of March 24, 1995 with Pioneer Americas Acquisition Corp. ("New Pioneer"), a wholly owned subsidiary of Pioneer Companies, Inc. ("PCI"). Subject to the terms and conditions set forth therein, New Pioneer acquired all of such stock and interests of the Company, including shares issued upon exercise of warrants. Fees and expenses incurred with respect to the sale of the Company were approximately $3.9 million. Concurrently with the acquisition, New Pioneer issued and sold $135.0 million of Senior Notes guaranteed by the Company. In addition, the Company entered into a new bank revolving credit facility (the "Bank Credit Facility") with Bank of America Illinois, providing for borrowings up to $30 million. The proceeds from the Senior Notes and the borrowing under the Bank Credit Facility were partially used to retire indebtedness entered into on
                             PIONEER AMERICAS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued) (Information related to the three-month periods ended and at March 31, 1995 or 1994 is unaudited.)

March 20, 1995 in the amount of approximately $51 million and redeem preferred stock totaling $5 million. Fees and expenses paid with respect to the issuance of the Senior Notes and obtaining the Bank Credit Facility were approximately $4.6 million and $200,000, respectively.

  The Acquisition of the common stock of the Company from the Sellers will cause the ZENECA Indemnity to terminate on April 20, 1999, four years after consummation of the Acquisition, including ZENECA's indemnity obligation with respect to property owned by Basic Investments or its affiliates and with respect to property owned by the Company at Henderson, Nevada. The ZENECA Indemnity will continue to cover claims after the expiration of the term of the indemnity provided that, prior to the expiration of the indemnity, proper notice to the ZENECA Companies is given and either the ZENECA Companies have assumed control of such claims or the Company is contesting the legal requirements that gave rise to such claims, or has commenced removal, remedial or maintenance work with respect to such claims, or has commenced an investigation which results in the commencement of such work within ninety days. The Company believes that ZENECA will continue to honor its obligations under the ZENECA Indemnity for claims properly presented by the Company. It is possible, however, that disputes could arise between the parties concerning the effect of contractual language and that the Company would have to subject its claims for clean-up expenses, which could be substantial, to the contractually established arbitration process.

                             PIONEER AMERICAS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued) (Information related to the three-month periods ended and at March 31, 1995 or 1994 is unaudited.)

                            PIONEER COMPANIES, INC.
                        PRO FORMA FINANCIAL INFORMATION


The following unaudited pro forma financial information (the "Pro Forma Financial Information") of Pioneer Companies, Inc. (the "Company") is based on the historical consolidated financial statements of the Company and its subsidiaries included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 and upon the historical consolidated financial statements of Pioneer Americas, Inc. and its subsidiaries included in the Company's Current Report on Form 8-K dated April 20, 1995 (the "8-K Report"). The Pro Forma Financial Information has been prepared to illustrate the effects of the acquisition described in Item 2 of the 8-K Report and the related financing transactions described therein (together, the "Acquisition"). Terms used in this Amendment and in the Pro Forma Financial Information that are defined in the 8-K Report are used herein as so defined, unless otherwise defined herein.


The pro forma consolidated income statements for the year ended December 31, 1994 and the quarter ended March 31, 1995 give effect to the Acquisition as if it had occurred on January 1 of the respective periods. The pro forma consolidated balance sheet as of March 31, 1995 has been prepared as if the Acquisition had occurred on that date. The Pro Forma Financial Information excludes certain real estate assets, consisting of the Excess Land and Pioneer's interests in Basic Investments and Victory Valley, since the value of such assets will accrue to the Sellers under the Contingent Payment Agreement. All share and per share information has been retroactively restated to reflect the one-for-four reverse stock split of the Company's Class A and Class B Common Stock, effective April 27, 1995. The Pro Forma Financial Information is not necessarily indicative of either future results of operations or the results that might have occurred if the Acquisition had been consummated on the indicated dates.


The Acquisition will be accounted for using the purchase method of accounting. The total purchase cost of the Acquisition will be allocated to the Company's assets and liabilities based upon their respective fair values. The pro forma adjustments reflected in the Pro Forma Financial Information are based upon information available as of the date hereof, while the actual adjustments will be based upon ultimate appraisals, evaluations and estimates of fair value at the time of closing of the Acquisition. Accordingly, there can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the Pro Forma Financial Information.

                            Pioneer Companies, Inc.
                       Pro Forma Combined Balance Sheet
                                March 31, 1995
                       (in thousands, except share data)
                                  (unaudited)




                                           As included in                             Pro Forma Adjustments
                                                                   Pioneer                                            Pro Forma
                                            the Company's
                                                               Americas, Inc.        Debit            Credit          Combined
 Assets                                   Report on Form 10Q
 Current Assets
   Cash and cash equivalents                      $   458         $    972        $   2,112 (a)   $                   $  3,542
   Accounts receivable, less allowance
   for doubtful accounts                                            28,100                                              28,100
   Inventories                                                      13,132            1,587 (b)                         14,719
   Prepaid expenses and other
   current assets                                                    1,283              288 (c)                          1,571
                                           __________________________________________________________________________________
 Total Current Assets                                 458           43,487            3,987             _               47,932
 Property, plant and equipment, net                    20           83,882           10,000 (e)     10,396 (d)          83,506

 Investment in Victory Valley Land
 Company, L.P. and Basic Investments,
 Inc.                                                               17,528                          17,528 (d)               -

 Deferred Tax Asset                                     -                                                                    -

 Other assets,net                                     600            9,158            5,100 (f)      4,136 (g)          10,722

 Excess of Cost over fair value of net
 assets acquired                                                     9,875          112,663 (f)      9,875 (g)         112,663

                                                 ________________________________________________________________________________
     Total Assets                                 $ 1,078         $163,930         $131,750       $ 41,935            $254,823
                                                 ________________________________________________________________________________
                                                 ________________________________________________________________________________


 Liabilities and Stockholders' Equity

 Current Liabilities
   Accounts payable                               $   432         $ 14,733          $   270 (a)   $  2,334 (f)        $ 17,229
   Accrued liabilities                                              12,077                                              12,077
   Returnable deposits                                               3,287                                               3,287
   Future tax affects                                                2,782                                               2,782
   Current maturities of long-term debt                              3,842            3,842 (h)
                                                  ________________________________________________________________________________
     Total Current Liabilities                        432           36,721            4,112          2,334              35,375
     Long-term debt, less current
     maturities                                                     46,500           46,500 (h)
     Returnable deposits                                             3,621                                               3,621
     Bank credit facility                                                                            9,000 (i)           9,000
     Senior notes                                                                                   135,000 (j)         135,000
     Seller notes                                                                                    10,000 (k)          10,000
     Accrued pension and other employee
     benefits                                                        11,139                                             11,139
     Future tax effects                                              19,799           16,446 (l)      4,000 (e)              -
                                                                                       7,988 (d)        635 (b)
     Other long-term liabilities                                     12,596                                              12,596
                                                 ________________________________________________________________________________

   Total Liabilities                                  432          130,376           75,046        160,969             216,731

 Redeemable preferred stock                                          4,652            4,652 (m)                              -
 Redeemable stock put warrants                                       2,184            2,184 (m)                              -




 Stockholders' equity

 Preferred stock $.01 par value,
   authorized 10,000,000 shares; none
   issued
 Common stock $.01 par value,
   Class A authorized 46,000,000
   shares, issued and outstanding
   3,792,165 at March 31, 1995 and
   7,769,438 Pro Forma                                 38               15               15 (m)         40 (n)              78
   Class B authorized 4,000,000
   shares, issued and outstanding 769,354,
   convertible share-for-share into
   Class A shares                                       8                                                                    8
   Additional paid-in capital                       1,905            4,188            4,188 (m)     20,960 (n)          39,311
                                                                                                    16,446 (l)
   Retained earnings (deficit)                     (1,305)          22,515           22,515 (m)                         (1,305)
                                                 ________________________________________________________________________________
   Total stockholders' equity                         646           33,554           33,554         37,446              38,092
                                                 ________________________________________________________________________________
Total liabilities and stockholders' equity        $ 1,078          $163,930          $108,600       $198,415           $254,823
                                                 ________________________________________________________________________________
                                                  _______________________________________________________________________________


                               Notes to the Pro Forma Combined Balance Sheet
                                          as of March 31, 1995

                            Pioneer Companies, Inc.
                 Notes to the Pro Forma Combined Balance Sheet
                                March 31, 1995
                                  (unaudited)


(a)       Represents the cash remaining from the financings described in (i),
          (j), (k), and (n) below, net of the transaction costs and accrued expenses.

(b) Represents the adjustment to fair value acquired inventory (raw materials at estimated current replacement costs and work in process and finished goods at estimated selling prices less the sum of the costs of disposal, reasonable profit for the selling effort and, if appropriate, estimated costs to complete) and reflect related deferred taxes.

(c)       Represents the prepayment of title insurance premiums.

(d) Represents the exclusion of certain real estate assets subject to the Contingent Payment Agreement and exclusion of related deferred tax liabilities.

(e) Represents the adjustment to fair value acquired plant, property and equipment at estimated current replacement cost and reflect related deferred taxes.

(f)       Represents excess purchase price and deferred financing costs.

(g) Represents the elimination of historical goodwill and certain other intangible assets.

(h)       Represents the retirement of existing debt.

(i)       Represents borrowings under the Bank Credit Facility.

(j)       Represents issuance of the Senior Notes.

(k)       Represents the issuance of the Seller Notes.

(l) Represents the elimination of deferred taxes resulting from the contribution by the Company of a portion of the Company's net operating loss carryforward in accordance with a tax sharing agreement between the Company and New Pioneer. Due to the Company's quasi-reorganization in 1992, the utilization of the

Company's net operating loss carryforward results in an increase in additional paid-in capital.

(m) Represents the elimination of historical preferred and stockholders' equity.

(n) Represents the investment of equity, provided by a $15 million investment by the Interlaken Partnership and by a $6 million investment constituting the Management Purchase.



                                           Pioneer Companies, Inc.
                                      Pro Forma Combined Income Statement
                                      For the Year Ended December 31, 1994
                                       (in thousands, except per share data)
                                                (unaudited)






                                               As included in
                                                the Company's                           Pro Forma Adjustments
                                                                    Pioneer                                            Pro Forma
                                               Report on Form
                                                                 Americas, Inc.        Debit            Credit         Combined
                                                    10-K
 Revenues                                       $                   $    167,217  $                 $                    $ 167,217

 Cost of sales                                                           134,556        1,429 (a)                          135,985

 Selling, general and administrative                      155             22,529        5,117 (a)          2,490(g)         23,897
 expenses                                                                                                    580(b)
                                                                                                             834(b)

 Interest expense (income)                                (15)             6,407       19,686 (d)          6,407(c)         19,671

 Other income from settlement of litigation
   and insurance claims, net                                               3,326                                             3,326
 Other income, net                                                         1,337          183 (e)            968(b)          2,122
                                                  ________________________________________________________________________________

 Earnings (loss) before income taxes                     (140)             8,388       26,415             11,279           (6,888)
 Provision for income taxes                                                3,242        _                  3,242(f)            _
                                                  ________________________________________________________________________________

 Net income (loss)                               $       (140)     $       5,146     $ 26,415          $  14,521        $  (6,888)
                                                  ________________________________________________________________________________

                                                  ________________________________________________________________________________
 Per Share Data

 Average number of shares of common stock                                                                                    8,300

 Net loss per share                                                                                                   $     (0.83)










                          See Notes to the Pro Forma Combined Income Statement
                                  for the Year Ended December 31, 1994

Pioneer Companies, Inc.
               Notes to the Pro Forma Combined Income Statement
                     for the Year Ended December 31, 1994
                                  (unaudited)



(a) Represents purchase accounting adjustments to conform to Accounting Principles Board Opinion No. 16, "Business Combinations" relating to the amortization of the excess of cost over net assets acquired ($4,609,000), depreciation on step up of plant, property and equipment ($1,429,000) and the amortization of deferred financing fees ($508,000). Excess of cost over fair value of net assets acquired is amortized on a straight line basis over periods of up to 25 years, depreciation over 10 years and financing costs over the life of the loans.

(b) Represents $580,000 of costs related to a 1994 financing effort. Represents $834,000 and $968,000 of non-interest financing costs associated with indebtedness which has been repaid.

(c) Represents elimination of interest expense as a result of the repayment of existing indebtedness.

(d) Represents interest payable on (i) the Bank Credit Facility assuming initial borrowings of $9 million thereunder on the Closing Date and an initial interest rate of 9%, (ii) the Senior Notes assuming an interest rate of 13.375% and (iii) the Seller Notes assuming an interest rate of 8%.

(e) Represents the elimination of Pioneer Americas, Inc. equity interest in the net earnings of Basic Investments, Inc. and Victory Valley Land Company, L.L.P.

(f)       Represents the elimination of provision for income taxes.

(g) Represents the elimination of amortization of historical goodwill and certain other intangible assets.



                                                      Pioneer Companies, Inc.
                                                Pro Forma Combined Income Statement
                                             for the Three Months Ended March 31, 1995
                                               (in thousands, except per share data)
                                                            (unaudited)



                                                  As included
                                                    in the
                                                   Company's                            Pro Forma Adjustments
                                                   Report on        Pioneer                                            Pro Forma
                                                   Form 10-K     Americas, Inc.        Debit            Credit         Combined

 Revenues                                           $    _          $     47,842  $                  $                  $   47,842

 Cost of sales                                           _                30,628          357 (a)                           30,985


 Selling,
 general and administrative expenses                      152              5,242        1,279 (a)            706 (f)         5,967

 Interest expense                                                          1,375        4,917 (c)          1,375 (b)         4,917


 Other income, net                                        _                  780          285 (d)             _                495
                                                         _________________________________________________________________________
 Earnings (loss) before extraordinary item and
   income taxes                                          (152)            11,377        6,838              2,081             6,468

 Provision for income taxes                                _               4,253          _                1,204 (e)         3,049
                                                         _________________________________________________________________________


 Earnings (loss) before extraordinary item               (152)             7,124        6,838              3,285             3,419

 Extraordinary item, early extinguishment
   of debt (net of income tax benefitof $2,074)           _                3,385           _                 110 (e)         3,275
                                                         _________________________________________________________________________
Net income (loss)                                      $ (152)      $      3,739    $   6,838          $   3,395            $  144

                                                         _________________________________________________________________________
                                                         _________________________________________________________________________
 Per Share Data
 Average number of shares of common stock
   outstanding                                                                                                               8,523

 Earnings before extraordinary item                                                                                     $     0.40
 Extraordinary item                                                                                                     $     0.38
 Net income per share                                                                                                   $     0.02

























                  See Notes to the Pro Forma Combined Income
              Statement for the Three Months Ended March 31, 1995

                            Pioneer Companies, Inc.
               Notes to the Pro Forma Combined Income Statement
                   For the Three Months Ended March 31, 1995
                                  (unaudited)




(a) Represents purchase accounting adjustments to conform to Accounting Principles Board Opinion No. 16, "Business Combinations" relating to the amortization of the excess of cost over net assets acquired ($1,151,000), depreciation on step up of plant, property and equipment ($357,000) and the amortization of deferred financing fees ($128,000). Excess of cost over fair value of net assets acquired is amortized on a straight line basis over periods of up to 25 years, depreciation over 10 years and financing costs over the life of the loans.

(b) Represents elimination of interest expense as a result of the repayment of existing indebtedness.

(c) Represents interest payable on (i) the Bank Credit Facility assuming initial borrowings of $9 million thereunder on the Closing Date and an initial interest rate of 9%, (ii) the Senior Notes assuming an interest rate of 13.375% and (iii) the Seller Notes assuming an interest rate of 8%.

(d) Represents the elimination of Pioneer Americas, Inc. equity interest in the net earnings of Basic Investments, Inc. and Victory Valley Land Company, L.L.P.

(e)       Represents the adjustment to the provision for income taxes.

(f) Represents the elimination of amortization of historical goodwill and certain other intangible assets.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        PIONEER COMPANIES, INC.

                                   By:  /s/ George T. Henning, Jr.
                                        Name:  George T. Henning, Jr.
                                        Title: Chief Financial Officer and
Treasurer


Date:  June  29, 1995